Exhibit 99.1

Contact:        Denise Barr, Vice President, Marketing Strategist
360.903.8250
denisebarr@riverviewbank.com

Tracie Jellison to Head up Retail Banking for Riverview

Vancouver, WA – July 1, 2022 – Riverview Bancorp, Inc. (NASDAQ GSM: RVSB) (“Riverview”, the “Company” or the “Bank”) has named Tracie Jellison Chief Retail Banking Officer.

Ms. Jellison joined the Bank nearly one year ago and has led its commercial team in the Oregon market.  With her extensive experience on the retail side of the business, Tracie is happy to return to her roots.

Tracie is not a stranger to banking.  In fact, she has worked in banking for more than 30 years, starting her career in Boise, Idaho, as a customer service representative.  After three years of working on the front line with clients, she transitioned to become a consumer loan officer.  After working for six years in that role, she was promoted to a senior loan officer, managing a team of lenders and the Visa credit card department.  From there, Tracie made the transition to business lending.

“She has touched every corner of the banking business,” said Kevin Lycklama, CEO and President. “I asked Tracie to lead the retail department because of her deep knowledge of banking and her commitment to leadership. From branch management, training, sales and loan generation, Tracie’s experience is exactly what is needed to move our Retail vision forward.  We are very excited for Tracie to implement strategies and tactics at the branch level.”

For the past 10 years, Tracie has mastered commercial lending, most recently at Riverview Community Bank and prior to that she was at Columbia Credit Union.

“I’ve enjoyed my time on the commercial side of the business,” said Tracie Jellison. “I’m excited to work with a talented Retail team to help businesses and individuals achieve their financial dreams.  More than anything, I want to provide leadership to our team.”

About Riverview
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon, on the I-5 corridor. With assets of $1.74 billion at March 31, 2022, it is the parent company of the 99-year-old Riverview Community Bank, as well as Riverview Trust Company. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail clients through 17 branches, including 13 in the Portland-Vancouver area, and 3 lending centers. For the past 9 years, Riverview has been named Best Bank by the readers of The Vancouver Business Journal and The Columbian.
This press release contains statements that the Company believes are “forward-looking statements.” These statements relate to the Company’s financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company.